Exhibit 99.5

For Use in Canada, China, Japan, Germany, Hong Kong, Ireland, Korea, Northern
Ireland, Poland, Taiwan and the United Kingdom

DTS INC.

RESTRICTED STOCK UNITS AGREEMENT

DTS, Inc. has granted to the Awardee named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Agreement.  The Award has been granted pursuant to and shall in all respects be subject to the terms conditions of the DTS, Inc. 2014 New Employee Incentive Plan (the “Plan”), as amended to the Grant Date attached as Exhibit A, the provisions of which are incorporated herein by reference.  By signing the Grant Notice, the Awardee: (a) acknowledges receipt of and represents that the Awardee has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Agreement or the Plan.

1.     DEFINITIONS AND CONSTRUCTION.

1.1  Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned in the Grant Notice or the Plan.

1.2  Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.     ADMINISTRATION.

All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Committee or its designee.  All such determinations shall be final and binding upon all persons having an interest in the Award as provided by the Plan.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent or actual authority with respect to such matter, right, obligation, or election.

3.     THE AWARD.

3.1  Grant of Units.  On the Grant Date, the Awardee shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 9.  Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) Share.

3.2  No Monetary Payment Required.  The Awardee is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or Shares issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company or an Affiliate.  Notwithstanding the foregoing, if required by applicable state corporate law, the Awardee shall furnish consideration in the form of cash or past services rendered having a value not less than the par value of the Shares issued upon settlement of the Units.

4.     VESTING OF UNITS.

Normal Vesting.  The Units shall vest and become Vested Units as provided in the Grant Notice.  In the event that a Vesting Date as provided by the Grant Notice (an “Original Settlement Date”) would occur on a date on which a sale by the Awardee of the shares to be issued in settlement of the Units becoming Vested Units on such Original Settlement Date would violate the Insider Trading Policy of the Company, the Settlement of such Vested Units shall be deferred until the first to occur of (a) the next business day on which a sale by the Awardee of such shares would not violate the Insider Trading Policy or (b) the later of (i) the last day of the calendar year in which the Original Vesting Date occurred or (ii) the last day of the Company’s taxable year in which the Original Vesting Date occurred.

5.     COMPANY REACQUISITION RIGHT.

5.1  Grant of Company Reacquisition Right.  Except to the extent otherwise provided in an employment agreement between the Company or an Affiliate and the Awardee, in the event that the Awardee’s Service terminates for any reason or no reason, with or without cause, the Awardee shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units (“Unvested Units”), and the Awardee shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

5.2  Dividends, Distributions and Adjustments.  Upon a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 10.2 of the Plan, any and all new, substituted or additional securities or other property (other than regular, periodic dividends paid on Shares pursuant to the Company’s dividend policy) to which the Awardee is entitled by reason of the Awardee’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the dividend, distribution or adjustment, as the case may be.  For purposes of determining the number of Vested Units following a dividend, distribution or adjustment, credited Service shall include all service with the Company or an Affiliate at the time the service is rendered.

6.     SETTLEMENT OF THE AWARD.

6.1  Issuance of Shares.  Subject to the provisions of Section 6.3 below, the Company shall issue to the Awardee on the settlement date with respect to each Vested Unit to be settled on such date one (1) Share.  Shares issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3, Section 7 or the Company’s Insider Trading Policy.

6.2  Beneficial Ownership of Shares; Certificate Registration.  The Awardee hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Awardee with the broker designated by the Company with which the Awardee has an account, any or all Shares acquired by the Awardee pursuant to the settlement of the Award.  Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Awardee, or, if applicable, in the names of the heirs of the Awardee.

6.3  Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities.  No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award, the Company may require the Awardee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

6.4  Fractional Shares.  The Company shall not be required to issue fractional Shares upon the settlement of the Award.

7.     TAX WITHHOLDING.

7.1  In General.  The Awardee acknowledges and agrees that the ultimate liability for any federal, state, local and foreign tax (including any applicable social insurance contributions) which arise in connection with the Award, the vesting of Units or the issuance of Shares in settlement thereof (“Tax-Related Items”) is and remains the Awardee’s responsibility and may exceed the amount actually withheld by the Company or an Affiliate.  The Awardee further acknowledges that the Company and/or any Affiliate (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Awards, including the grant or vesting of the Awards, the subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) does not commit to and is under no obligation to structure the terms of the Awards or any aspect of the Awards to reduce or eliminate the Awardee’s liability for Tax-Related Items, or achieve any particular tax result.  Further, if Awardee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Awardee acknowledges that the Company and/or any Affiliate (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  At the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Awardee hereby authorizes withholding from payroll and any other amounts payable to the Awardee, and otherwise agrees to make adequate provision for any Tax-Related Items.  The Company shall have no obligation to deliver Shares of stock until such tax withholding obligations of the Company have been satisfied by the Awardee.

7.2  Assignment of Sale Proceeds; Payment of Tax Withholding by Check or Other Approved Means.  Subject to compliance with applicable law and the Company’s Insider Trading Policy, the Company may permit the Awardee to satisfy the Tax-Related Items in accordance with procedures established by the Company providing for either (i) delivery by the Awardee to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Shares being acquired upon settlement of Units, or (ii) payment by check, cash, bank order or other method approved in advance by the Company.

7.3  Withholding in Shares.  The Company may require the Awardee to satisfy all or any portion of the Tax-Related Items by deducting from the Shares otherwise deliverable to the Awardee in settlement of the Award a number of whole Shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such Tax-Related Items determined by the applicable minimum statutory withholding rates.

7.4  Default Withholding Provision.  Except as otherwise provided by the Company, if the Awardee does not deliver to the Company at least five (5) days prior to a Settlement Date a written notice of Awardee’s election to satisfy by cash, check, bank order or other manner agreeable to the Company, all Tax-Related Items and the Company agree that the Company shall retain that number of the Shares, based on the fair market value of the Company’s common stock on such Settlement Date, with an aggregate value equal to the amount of the Tax-Related Items.

8.     EFFECT OF FUNDAMENTAL TRANSACTION ON AWARD.

In the event of a Fundamental Transaction, except to the extent that the Committee determines to cash out the Award, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Awardee, assume or continue the Company’s rights and obligations with respect to all or any portion of the outstanding Units or substitute for all or any portion of the outstanding Units substantially equivalent rights with respect to the Acquiror’s stock.  For purposes of this Section, a Unit shall be deemed assumed if, following the Fundamental Transaction, the Unit confers the right to receive, subject to the terms and conditions of the Plan and this Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon settlement of the Unit to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Share pursuant to the Fundamental Transaction.

9.     ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A of the Code to the extent applicable, in the event of any change in the Shares effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Shares (excepting normal cash dividends) that has a material effect on the Fair Market Value of Shares, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Awardee’s rights under the Award.  For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.”  Any fractional Share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number.  Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

10.  RIGHTS AS A STOCKHOLDER.

The Awardee shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9.

11.  NATURE OF GRANT.

In accepting the grant of Awards, the Awardee acknowledges that:

(i)            the grant of the Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past;

(ii)           all decisions with respect to future Award grants, if any, will be at the sole discretion of the Company;

(iii)          the Awardee’s participation in the Plan shall not create a right to further employment with the Company or any Affiliate and shall not interfere with the ability of any employer to terminate his or her employment relationship, if any, at any time;

(iv)          the Awardee is voluntarily participating in the Plan;

(v)           the Awards and the Shares subject to the Awards are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate, and which are outside the scope of the Awardee’s employment contract, if any;

(vi)          the Awards and the Shares subject to the Awards are not intended to replace any pension rights or compensation;

(vii)         the Awards and the Shares subject to the Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate of the Company;

(viii)        the Awards grant and the Awardee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Affiliate of the Company;

(ix)          the future value of the underlying Shares is unknown and cannot be predicted with certainty; further, neither the Company, nor any Affiliate is responsible for any foreign exchange fluctuation between the Company’s or Affiliate’s local currency and the United States Dollar that may affect the value of the Awards;

(x)           in consideration of the grant of the Awards, no claim or entitlement to compensation or damages shall arise from forfeiture of the Awards resulting from Awardee’s Termination of Service with the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Awardee irrevocably releases the Company and all Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Awardee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(xi)          the Awards and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

12.  DATA PRIVACY.

Awardee understands that the Company and any Affiliate may collect, where permissible under applicable law, certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to stock awarded, canceled, vested, unvested or outstanding in Awardee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.  Awardee understands that Company may transfer Awardee’s Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in Awardee’s country.  Awardee understands that the Company will transfer Awardee’s Data to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Awardee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws that the European Commission or Awardee’s jurisdiction does not consider to be equivalent to the protections in Awardee’s country.  Awardee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Awardee authorizes the Company and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Awardee’s participation in the Plan.  Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.  Awardee understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Awardee understands that he or she is providing the consents herein on a purely voluntary basis.  If Awardee does not consent, or if Awardee later seeks to revoke his or her consent, his or her engagement as a service provider and career with the Company or an Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing Awardee’s consent is that the Company would not be able to grant Awardee Awards or other equity awards or administer or maintain such awards.  Therefore, Awardee understands that refusing or withdrawing his or her consent may affect Awardee’s ability to participate in the Plan.  For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that he or she may contact his or her local human resources representative. Awardee understands that Awardee has the right to access, and to request a copy of, the Data held about Awardee.  Awardee also understands that Awardee has the right to discontinue the collection, processing, or use of Awardee’s Data, or supplement, correct, or request deletion of any of Awardee’s Data.  To exercise Awardee’s rights, Awardee may contact Awardee’s local human resources representative.  Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Awardee’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.  Awardee understands that Awardee’s consent will be sought and obtained for any processing or transfer of Awardee’s Data for any purpose other than as described in the Agreement and any other Plan materials.

13.  NO ADVICE REGARDING GRANT.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Awardee’s participation in the Plan, or his or her acquisition or sale of the underlying Shares.  The Awardee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Awardee’s participation in the Plan before taking any action related to the Plan.

14.  APPENDIX.

Notwithstanding any provisions in this Agreement, the Awards shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Awardee’s country.  Moreover, if the Awardee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Awardee, to the extent Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  As stated above, the Appendix constitutes part of this Agreement.

15.          IMPOSITION OF OTHER REQUIREMENTS.

The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Awards and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local or foreign law or facilitate the administration of the Plan, and to require the Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.  LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement.  The Awardee shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Award in the possession of the Awardee in order to carry out the provisions of this Section.

17.  MISCELLANEOUS PROVISIONS.

17.1        Termination or Amendment.  The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 8 in connection with a Fundamental Transaction, no such termination or amendment may adversely affect the Awardee’s rights under this Agreement without the consent of the Awardee unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A.  No amendment or addition to this Agreement shall be effective unless in writing.

17.2        Nontransferability of the Award.  Prior to the issuance of Shares on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Awardee or the Awardee’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Awardee’s lifetime only by the Awardee or the Awardee’s guardian or legal representative.

17.3        Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

17.4        Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Awardee and the Awardee’s heirs, executors, administrators, successors and assigns.

17.5        Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Awardee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)           Description of Electronic Delivery.  The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Awardee electronically.  In addition, the Awardee may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)           Consent to Electronic Delivery.  The Awardee acknowledges that the Awardee has read Section 17.5(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 17.5(a).  The Awardee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Awardee by contacting the Company by telephone or in writing.  The Awardee further acknowledges that the Awardee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Awardee understands that the Awardee must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Awardee may revoke his or her consent to the electronic delivery of documents described in Section 17.5(a) or may change the electronic mail address to which such documents are to be delivered (if Awardee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Awardee understands that he or she is not required to consent to electronic delivery of documents described in Section 17.5(a).

17.6        Integrated Agreement.  The Grant Notice, this Agreement and the Plan, together with any employment, service or other agreement between the Awardee and the Company or an Affiliate referring to the Award, shall constitute the entire understanding and agreement of the Awardee and the Company or an Affiliate with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Awardee and the Company or an Affiliate with respect to such subject matter other than those as set forth or provided for herein or therein.  To the extent contemplated herein or therein, the provisions of the Grant Notice, this Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

17.7        Applicable Law.  This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

17.8        Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF DTS, INC.

RESTRICTED STOCK UNITS AGREEMENT

NON-U.S. AWARDEES

This Appendix includes additional terms and conditions that govern the Awards granted to the Awardee under the Plan if he or she resides in one of the countries listed below.  Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

CANADA

Settlement of Awards.   Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Awards does not provide any right for Awardee to receive a cash payment and the Awards will be settled in Shares only.

The following provisions will apply to Awardees who are residents of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Authorization to Release and Transfer Necessary Personal Information.  This provision supplements Section 12 of the Agreement:

Awardee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Awardee further authorizes the Company, any Affiliate and the Committee, which administers the Plan, to disclose and discuss the Plan with their advisors.  Awardee further authorizes the Company and any Affiliate to record such information and to keep such information in the Awardee’s employee file.

GERMANY

Exchange Control Information.  If Awardee remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank.  In the event that Awardee makes or receives a payment in excess of this amount, Awardee is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements.  In addition, the Awardee must also report on an annual basis in the unlikely event that the Awardee holds Shares exceeding 10% of the total voting capital of the Company.

Securities Disclaimer.  The grant of the Award is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.

HONG KONG

Securities Law Notice.  The Awards and Shares issued upon vesting of the Awards do not constitute a public offering of securities under Hong Kong law and are available only to Awardees of the Company and its Affiliates.  The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  Nor have the documents been reviewed by any regulatory authority in Hong Kong.  The Awards are intended only for the personal use of each eligible Awardee of the Company or its Affiliates and may not be distributed to any other person.  If Awardee is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Awardee should obtain independent professional advice.

Vesting of Awards and Sale of Shares.  In the event the Awardee’s Awards vest and Shares are issued to the Awardee within six months of the date of grant, the Awardee agrees that he or she will not dispose of any of such Shares prior to the six-month anniversary of the date of grant.

PEOPLE’S REPUBLIC OF CHINA

The following terms and conditions are applicable only to citizens or passport holders of the People’s Republic of China:

Mandatory Sale of Shares Upon Vesting.  By accepting the Award, the Awardee acknowledges and agrees that the Company, in its sole discretion, may require certain administrative procedures, including, without limitation, the immediate sale of the Shares issued upon the vesting of each Award.  Such Shares may be transferred to a brokerage firm designated by the Company (the “Brokerage Firm”).  The Brokerage Firm, on the Awardee’s behalf, may thereafter immediately sell the Shares at the prevailing market price, subject to applicable withholding and fees and any process for the sale set forth by the Company, and deliver the remainder to the Company or its designee, which would then remit such amount to a designated account for payment to the Awardee.  As a result of the immediate sale of Shares as set forth in this Appendix, no Shares would be delivered to the Awardee, and the Awardee would not have any resulting rights as a shareholder of the Company.

Special Administration in China.  The vesting of the Award and the Awardee’s ability to receive funds upon the sale of Shares described immediately above shall be contingent upon the Company or its Affiliate obtaining approval from SAFE for the related foreign exchange transaction and the establishment of a SAFE-approved bank account. The receipt of funds by the Awardee from such sale of the Shares and the conversion of those funds to the local currency must be approved by SAFE.  In order to comply with the SAFE regulations, the proceeds from the sale of the Shares must be repatriated into China through a SAFE-approved bank account set up and monitored by the Company or its Affiliate.

POLAND

Exchange Control Information.   Polish residents holding foreign securities (including Shares of stock) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €15,000.  If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter.  The reports are filed on special forms available on the website of the National Bank of Poland.  In addition, Awardee should maintain evidence of such foreign exchange transactions for five years, in case of a request for their production by the National Bank of Poland.

Securities Disclaimer.  The grant of the Award is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Poland.

UNITED KINGDOM

Tax and National Insurance Contributions Acknowledgment.  The following provision supplements Section 7 of the Agreement:

The Awardee agrees that if he or she does not pay or the Company or any Affiliate does not withhold from the Awardee the full amount of Tax-Related Items that Awardee owes due to the vesting of the Awards, or the release or assignment of the Awards for consideration, or the receipt of any other benefit in connection with the Awards (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Awardee to the Employer, effective ninety (90) days after the Taxable Event.  The Awardee agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Awardee, and the Company and/or the Affiliate may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Awardee by the Company or an Affiliate, by withholding in Shares issued upon vesting of the Awards or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Awardee. The Awardee also authorizes the Company to delay the issuance of any Shares to him or her unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Awardee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply.  In the event that the Awardee is an officer or executive director and Tax-Related Items are not collected from or paid by him or her within ninety (90) days of the taxable event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Awardee on which additional income tax and national insurance contributions may be payable.  Awardee will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

Securities Law Notice.  This Agreement does not constitute an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan.  The Plan and the Award are exclusively available in the UK to bona fide employees and former employees of the Company or its UK related subsidiaries.